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                                                                Exhibit I(2)



                       [LETTERHEAD OF GOODWIN PROCTER LLP]


September 18, 2002


Willkie Farr & Gallagher
787 Seventh Avenue
New York NY  10019-6099

Ladies and Gentlemen:

As special Massachusetts counsel to Smith Barney Multiple Discipline Trust (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion in connection with the issuance of an unlimited number of Class A, Class B, Class L and Class Y shares of beneficial interest, all with $0.001 par value per share, representing interests in each of the Multiple Discipline Fund -- All Cap Growth and Value, Multiple Discipline Fund -- Large Cap Growth and Value, Multiple Discipline Fund -- Global All Cap Growth and Value and Multiple Discipline Fund -- Balanced All Cap Growth and Value series of the Trust, and an unlimited number of shares of beneficial interest, all with $0.001 par value per share, representing interests in each of the Multiple Discipline Portfolio -- All Cap Growth and Value, Multiple Discipline Portfolio -- Large Cap Growth and Value, Multiple Discipline Portfolio -- Global All Cap Growth and Value, Multiple Discipline Portfolio -- Balanced All Cap Growth and Value series of the Trust (collectively, the "Shares"), as more fully described in the prospectuses (the "Prospectuses") and statements of additional information (the "Statements of Additional Information") relating to the Shares contained in Pre-Effective Amendment No. 2 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 333-91278) to be filed by the Trust with the Securities and Exchange Commission.

We have examined the Master Trust Agreement dated as of June 24, 2002, as amended, the By-Laws of the Trust, the minutes of certain meetings of the Trustees, drafts of the Prospectuses and Statements of Additional Information to be included in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectuses and Statements of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

cc:   Philip H. Newman, Esq.
      Peter T. Fariel, Esq.